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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

For the Fiscal Year Ended
December 31, 1998                             Commission File Numbers (33-61893)
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                   ROBBINS & MYERS, INC. EMPLOYEE SAVINGS PLAN
                                 (Name of Plan)

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                              ROBBINS & MYERS, INC.
                              1400 Kettering Tower
                               Dayton, Ohio 45423
                                 (937) 222-2610

             (Name of Issuer of Security, held pursuant to Plan and
                   address of its principal executive office)

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                              REQUIRED INFORMATION
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         The Robbins & Myers, Inc. Employee Savings Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974.

         ITEM 4. In lieu of the requirements of Items 1, 2 and 3 of this Form 11-K, the following financial statements of the Plan, notes thereto, and Report of Independent Auditors thereon are being filed as Exhibit 99.1 to this Report:

         (a) Statements of Assets Available for Plan Benefits - December 31, 1998 and 1997;

         (b) Statement of Changes in Assets Available for Plan Benefits - for the year ended December 31, 1998;

         (c)       Notes to Financial Statements; and

         (d) Schedule of Reportable Transactions for the year ended December 31, 1998.

         The consent of Independent Auditors to the incorporation by reference of the foregoing financial statements in Registration statement on Form S-8 (No. 33-61893) pertaining to the Plan is being filed as Exhibit 23.1 to this Report.

                                   SIGNATURES

         THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Robbins & Myers, Inc. Employee Savings Plan have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ROBBINS & MYERS, INC. EMPLOYEE
                                        SAVINGS PLAN

                                        By /s/ Stephen R. Ley
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                                               Name:  Stephen R. Ley
                                               Title: Member, Corporate Benefits
                                                      Committee
                                               Dated: June 28, 1999

                                INDEX TO EXHIBITS
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         The following Exhibits are being filed with this Annual Report on Form 11-K:

Exhibit
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(23)               CONSENT OF EXPERTS AND COUNSEL

                   23.1 Consent of Ernst & Young LLP.

(99)               ADDITIONAL EXHIBITS

                   99.1 Audited Financial Statement of Robbins & Myers, Inc. Employee Savings Plan as of and for the year ended December 31, 1998.